                                                                  Exhibit (d)(3)
                                                                  --------------


                          STOCKHOLDER TENDER AGREEMENT

                  STOCKHOLDER TENDER AGREEMENT, dated as of October 11, 2000 (the "Agreement"), between Deutsche Acquisition Corp., a Delaware corporation ("Purchaser"), and each of the persons listed as Stockholders on the signature pages hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                    RECITALS:

                  WHEREAS, concurrently with the execution and delivery of this Agreement, [Parent], an Aktiengesellschaft organized under the laws of the Federal Republic of Germany ("Parent"), Purchaser, a wholly-owned subsidiary of Parent, and National Discount Brokers Group, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Purchaser for all outstanding Shares (as defined in the Merger Agreement) and for the subsequent merger of Purchaser with and into the Company (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement; and

                  WHEREAS, as of the date hereof, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Shares set forth below such Stockholder's name on the signature pages hereto; and

                  WHEREAS, as an inducement and a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Stockholder agrees, and each Stockholder has agreed, to enter into this Agreement; and

                  WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby on or prior to the date hereof.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                             I. CERTAIN DEFINITIONS

                  For purposes of this Agreement:

                  "Adverse Proposal" means any (a) Acquisition Proposal (as defined in the Merger Agreement), (b) proposal or action that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in the Merger Agreement, or (c) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the

Company or any of its Subsidiaries; (iii) (1) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws, as amended to date; (3), any other material change in the Company's corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (iii)(1), (2) and (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer or the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

                  "beneficially owned" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                  "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

Capitalized terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

                             II. AGREEMENT TO TENDER

                  2.01 Agreement to Tender Shares. In order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender) pursuant to and in accordance with the terms of the Offer and Section 14d-2 under the Securities Exchange Act of 1934, not later than the seventh business day after commencement of the Offer and will cause to remain validly tendered and not withdrawn until termination of this Agreement, all shares of Common

Stock which are beneficially owned by such Stockholder as of the date hereof (other than Shares for which unexercised options are exercisable unless such options have been exercised, the "Existing Shares"), the number of which is set forth below each Stockholder's name on the signature pages hereto. If a Stockholder acquires beneficial ownership of any shares of Common Stock other than the Existing Shares in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of options, warrants or other rights to acquire Common Stock or in any other way ("Additional Shares" and, together with the Existing Shares, the "Subject Shares"), such Stockholder shall validly tender (or cause the record owner of such shares to validly tender) pursuant to and in accordance with the terms of the Offer not later than the later of the seventh business day after commencement of the Offer and the second business day after such acquisition and not withdraw all of such Additional Shares. Each Stockholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment, purchase and pay for shares of Common Stock in the Offer, including the Subject Shares, is subject to the terms and conditions of the Offer set forth in the Merger Agreement. Notwithstanding the provisions of the first sentence of this Section 2.01, in the event that any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement. Nothing in this Agreement shall obligate any Stockholder to exercise any option to purchase Shares.

                  2.02 Publication and Disclosure. Each Stockholder hereby permits Parent and Purchaser to publish and disclose in its filings with the SEC under the Exchange Act, including the Offer Documents, and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), such Stockholder's identity and ownership of the Subject Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

                           III. ADDITIONAL AGREEMENTS

                  3.01 Agreement to Vote Subject Shares. From the date hereof until this Agreement is terminated pursuant to Section 6.03, at any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal except to the extent that any Stockholder is appointed to act for management of the Company under proxy of the stockholders at any meeting thereof.

                  3.02 Irrevocable Proxy. (a) Grant of Proxy. Each Stockholder hereby irrevocably grants to, and appoints, Purchaser and any designee of Purchaser, each of them individually, such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder's Subject Shares which it has the right to vote (i) in accordance with Section 3.01 hereof and
(ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 3.01. This proxy is given to secure the performance of the duties of such

Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholders of their obligations under Section 3.01. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 6.03, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to Purchaser a proxy to the same effect as that contained herein.

                  (b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of such Stockholder's Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

                       IV. REPRESENTATIONS AND WARRANTIES

                  4.01 Certain Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

                  (a) Ownership. Such Stockholder is the record and beneficial owner of the number of Shares set forth below such Stockholder's name on the signature pages hereto, and has full and unrestricted power to dispose of and to vote such Shares. Such Stockholder is the record and beneficial owner of the number of options to purchase Shares set forth below such Stockholder's name on the signature pages hereto (the "Existing Options") and will, upon exercise, have full and unrestricted power to dispose of and to vote any Shares for which the Existing Options are exercisable ("Option Shares"). Such Shares are now, and at all times during the term hereof will be, and such Option Shares will upon exercise and at all times thereafter during the term hereof be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens and proxies, except for any liens or proxies arising hereunder. The transfer by such Stockholder of its Subject Shares to Purchaser pursuant to the Offer, respectively, will pass to and unconditionally vest in Purchaser good and valid title to those Subject Shares, free and clear of all liens other than restrictions set forth under applicable securities laws. Except as set forth below the Stockholder's name on the signature pages hereto, such Stockholder (i) does not beneficially own any securities of the Company on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates him to vote, dispose of or acquire any securities of the Company; and (iii) holds exclusive power to vote the Subject Shares and has not granted a proxy to any other Person to vote the Subject Shares, subject to the limitations set forth in this Agreement.

                  (b) Power and Authority; Execution and Delivery. Each Stockholder that is not a natural person is a limited partnership or corporation duly organized, validly existing and in good standing under the laws of the State of its organization. The Stockholder has all requisite partnership, corporate or individual, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

                  (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's articles of organization, partnership agreement or similar constituent documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (d) Receipt; Reliance. Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                  (e) Brokers. Except as set forth in Section 4.08 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or any of its Subsidiaries.

                  4.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to each Stockholder, as of the date hereof and as of the Closing Date, that:

                  (a) Organization; Authority. Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) Execution and Delivery. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereinafter in effect, affecting creditor's rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings thereof may be brought.

                      V. CERTAIN COVENANTS OF STOCKHOLDERS

                  5.01 Restriction on Transfer of Subject Shares, Proxies and Noninterference. Each Stockholder hereby covenants and agrees that, it shall not, directly or indirectly: (a) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Shares other than any sale, transfer or assignment to members of such Stockholder's family, a family trust of such Stockholder or a charitable institution if the transferee of such Subject Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Purchaser pursuant to Section

5.07. hereof; (b) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (c) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

                  5.02 Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

                  (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any new Shares acquired by the Stockholder, if any, after the date hereof.

                  5.03 No Solicitation. Each Stockholder hereby agrees that neither such Stockholder nor (if such Stockholder is not a natural person) any of its affiliates (other than the Company), officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) (together "Representatives") shall, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal. Each Stockholder will, and will cause its Representatives to, immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. Each Stockholder will promptly communicate to Purchaser the material terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Acquisition Proposal or inquiry which it may receive.

                  5.04 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

                  5.05 Nonexercise of Rights of First Refusal. No Stockholder will exercise any purchase right or right of first refusal that it may have with respect to any Shares of any other Person in connection with any tender by such other Person of such Shares pursuant to the Offer.

                  5.06 Cooperation. Each Stockholder will cooperate fully with Parent, Purchaser and the Company in connection with their respective reasonable best efforts to fulfill the conditions to (a) the Offer set forth in Annex I to the Merger Agreement and (b) the Merger set forth in Article II of the Merger Agreement.

                  5.07 Stop Transfer. At the request of Purchaser, each Stockholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares beneficially owned by such Stockholder, unless such transfer is made in compliance with this Agreement.

                  5.08 Fiduciary Duties. Nothing in this Agreement shall be construed to prohibit a Stockholder who is a member of the Board of Directors of the Company from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from taking any action with respect to any Acquisition Proposal as a member of such Board of Directors to the extent specifically permitted by the Merger Agreement.

                                VI. MISCELLANEOUS

                  6.01 Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

                  6.02 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  6.03 Termination. This Agreement will terminate on the earliest to occur of (a) the consummation of the purchase of all the Subject Shares pursuant to the Offer, (b) the Effective Time or (c) the date which is sixty days after the date on which the Merger Agreement is terminated in accordance with its terms. This Agreement may be earlier terminated by the mutual consent of the Board of Directors of Purchaser and the Stockholders representing a majority of the Subject Shares subject to this Agreement. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 6.03, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary contained in this Agreement, (a) if this Agreement is terminated for any reason, Sections 6.01, 6.02, 6.06, 6.16 and 6.17 and this Section 6.03 will survive any termination of this Agreement indefinitely.

                  6.04 Extension; No Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  6.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  6.06 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  6.07 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


                        If to Purchaser:

                        Deutsche Acquisition Corp.
                        c/o Deutsche Bank AG
                        31 West 52nd Street
                        New York, New York  10019
                        Attn: General Counsel
                        Fax No.: 212-469-4668


                        With copies to:

                        Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, New York 10006
                        Attn: William A. Groll
                        Fax No.: 212-225-3999

                        If to any Stockholder:


                        At the addresses and facsimile numbers set forth set forth below such Stockholder's name on the signature pages hereto.

or to such other address as any party specifies by written notice, such notice being deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  6.08 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Purchaser or by Purchaser without the consent of the applicable Stockholder (and then only with respect to such Stockholder), and any such assignment or delegation that is not consented to will be null and void; provided that this Agreement, together with any rights, interests, or obligations of Purchaser hereunder, may be assigned or delegated, in whole or in part, by Purchaser to any direct or indirect wholly owned subsidiary of Parent without the consent of or any action by any Stockholder upon notice by Purchaser to each Stockholder affected thereby as herein provided; provided further, however, that any such assignment shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any Person to whom any Subject Shares are sold, transferred or assigned).

                  6.09 Further Assurances. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Purchaser in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

                  6.10 Publicity. Parent, Purchaser, the Company and each Stockholder will consult with each other party before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby or thereby and will not issue any such press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

                  6.11 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  6.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

                  6.14 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

                  6.15 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  6.16 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of either (i) the Chancery or other courts of the State of Delaware (a "Delaware Court") or (ii) Federal Courts in the District of Delaware, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

                  (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

                  (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

                  (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

                  6.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                              DEUTSCHE ACQUISITION CORP.


                                              By: /s/ Kevin E. Parker
                                                  ------------------------------
                                              Name: Kevin E. Parker
                                              Title: President


                                              By: /s/ Thomas A. Curtis
                                                  ------------------------------
                                              Name: Thomas A. Curtis
                                              Title: Vice President

                                              STOCKHOLDERS


                                              /s/ Arthur Kontos
                                              ----------------------------------
                                              ARTHUR KONTOS

                                                  10 Exchange Place Centre
                                                  Jersey City, NJ  07302
                                                  Facsimile:  201-946-xxxx

                                                  Shares: 1,357,854

                                                  Options:  197,387



                                              /s/ Vickie Kontos
                                              ----------------------------------
                                              VICTORIA KONTOS

                                                  10 Exchange Place Centre
                                                  Jersey City, NJ  07302
                                                  Facsimile: 201-946-xxxx

                                                  Shares:  453,197


                                              STOCKHOLDERS


                                              THE ARTHUR KONTOS FOUNDATION


                                              By: /s/ Arthur Kontos
                                              ----------------------------------
                                              Name: Arthur Kontos

                                                  10 Exchange Place Centre
                                                  Jersey City, NJ  07302
                                                  Facsimile: 201-946-xxxx

                                                  Shares: 125,000



                                              STOCKHOLDERS


                                              /s/ Peter R. Kellogg
                                              ----------------------------------
                                              PETER R. KELLOGG

                                                  120 Broadway
                                                  New York, NY  10271
                                                  Facsimile: 212-xxx-xxxx

                                                  Shares:  730,942


                                              IAT REINSURANCE SYNDICATE LTD.

                                              By: /s/ Peter R. Kellogg
                                              ----------------------------------
                                              Name: Peter R. Kellogg

                                                  120 Broadway
                                                  New York, NY  10271
                                                  Facsimile: 212-xxx-xxxx

                                                  Shares:  1,850,000

                                              THE CYNTHIA AND PETER
                                              KELLOGG FOUNDATION


                                              By: /s/ Peter R. Kellogg
                                              ----------------------------------
                                              Name: Peter R. Kellogg

                                                  120 Broadway
                                                  New York, NY  10271
                                                  Facsimile: 212-xxx-xxxx

                                                  Shares:  346,500



                                              STOCKHOLDERS

                                              THE J.C. KELLOGG FOUNDATION


                                              By: /s/ Peter R. Kellogg
                                              ----------------------------------
                                              Name: Peter R. Kellogg

                                                  120 Broadway
                                                  New York, NY  10271
                                                  Facsimile: 212-xxx-xxxx

                                                  Shares:  12,780



                                              STOCKHOLDERS

                                              /s/ Thomas W. Neumann
                                              ----------------------------------
                                              THOMAS W. NEUMANN

                                                  10 Exchange Place Centre
                                                  Jersey City, NJ  07302
                                                  Facsimile:  201-946-xxxx

                                                  Shares:  121,477
                                                  Options:  117,674



                                              /s/ Dennis Marino
                                              ----------------------------------
                                              DENNIS MARINO

                                                  10 Exchange Place Centre
                                                  Jersey City, NJ  07302
                                                  Facsimile:  201-946-xxxx

                                                  Shares:  116,132
                                                  Options:  75,266




                                              STOCKHOLDERS

                                              GO2NET, INC.


                                              By: /s/ Russell C. Horowitz
                                                  ------------------------------
                                              Name:  Russell C. Horowitz, CEO

                                                  Pier 70
                                                  2801 Alaskan Way, Suite 200
                                                  Seattle, WA 98121
                                                  Facsimile: (206) 357-4950

                                                  Shares:  260,000


                                              VULCAN VENTURES INCORPORATED

                                              By: /s/ William D. Savoy
                                                  ------------------------------
                                              Name: William D. Savoy, President

                                                  110-110th Avenue, NE,
                                                  Suite 550
                                                  Bellevue, WA  98004
                                                  Facsimile:  (425) 453-1985

                                                  Shares:  740,000